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                                  EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


        We hereby consent to the incorporation by reference in this Registration Statement on Form S-2 of our report dated February 20, 2004 (except for Note 12, as to which the date is March 18, 2004) relating to the financial statements of Ambient Corporation which appears in Ambient Corporation's Annual Report on Form 10-KSB for the year ended December 31, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern). We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.
Certified Public Accountants
Saddle Brook NJ
January 18, 2005